Exhibit 10.66

EMPLOYMENT AND BUSINESS PROTECTION AGREEMENT

We, Lionbridge Technologies, Inc. (“Lionbridge” or “we”) and you Satish Maripuri, (“you”) have agreed to enter into the following Employment and Business Protection Agreement (“Agreement”). In consideration of your employment as an employee with LIONBRIDGE, the opportunities for advancement that such employment may provide you, the compensation paid to you by LIONBRIDGE and other good and valuable consideration, we and you agree as follows:

AGREEMENT

1. Terms of Engagement. We agree to employ you and you agree to be employed for the terms and on the conditions stated in this Agreement. Your employment shall begin on March 1, 2004 in the position of COO of Lionbridge. This is a Full Time Exempt position. You agree to perform at all times, faithfully, industriously, and to the best of your ability, all duties and functions consistent with your position that you may be called upon to perform and to abide by any general employment guidelines or policies adopted by us as they may be implemented and/or amended from time to time. We may from time to time in our discretion modify your position and/or job title. You understand and agree that your employment relationship with us is an at-will relationship and that either you or we may terminate the relationship with or without notice or cause, at any time during the course of your employment with us. You further understand that at all times when you are performing services under this Agreement, your sole employer is LIONBRIDGE, even if you work closely with or take direction from another entity.

2. Compensation. Compensation for your services to LIONBRIDGE shall be $210,000 annually, minus lawful withholdings, payable according to our normal payroll practices. We may from time to time at our discretion modify your compensation.

3. Employee Benefits. You shall be eligible for employee benefits provided to employees at your level, including, if provided, medical, dental, and disability insurance and paid time off (PTO) according to the terms provided by us to other employees of your level. Such benefits may be amended or discontinued by us at any time.

4. Confidential Information.

a. Definition. You understand that during the course of your employment with LIONBRIDGE, you will have access to Confidential Information, the ownership and confidential status of which are highly important to LIONBRIDGE. You further acknowledge and agree that the term “Confidential Information” shall mean any information of LIONBRIDGE (including any parent, subsidiary, predecessor, successor, or otherwise affiliated corporation, partnership or other business enterprise), whether or not in written form, which has not been previously disclosed to the general public by LIONBRIDGE and which is either designated or treated by LIONBRIDGE as confidential or proprietary, or which LIONBRIDGE is obligated to keep confidential because it has been provided by people or entities other than LIONBRIDGE. Consistent with the definition set forth above, the term “Confidential Information” shall include, but is not limited to, LIONBRIDGE’s: trade secrets; product, research and development information; inventions; methods of conducting or obtaining business, including but not limited to, methods of marketing, client acquisition and development, billing for services, and compensation; corporate documents, plans or manuals; finances; legal affairs; labor reports; identified locations for new operations; actual or prospective (if known to you) clients, customers, or investors (collectively “Corporate Contacts”); and other information marked, designated and/or treated by LIONBRIDGE as confidential.

b. Protections. You agree to hold all Confidential Information in a fiduciary capacity and to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, and shall take all steps reasonably necessary to maintain the confidentiality thereof. You shall not, directly or indirectly, either during the term of your employment (except as required in the normal course of the performance of your duties), or at any time after your employment is terminated for any reason: (i) disclose or furnish to any person, corporation or other entity, or use in your own or in any other person’s business, any Confidential Information; (ii) utilize Confidential Information for the gain, advantage, or profit of anyone other than LIONBRIDGE; (iii) remove any Confidential Information from LIONBRIDGE’s premises; or (iv) take advantage of any business opportunity which, because of Confidential Information obtained in your employment capacity or as a result of your employment, you know LIONBRIDGE may or is likely to consider.

c. Subpoenas. If you are served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information, you agree to immediately notify LIONBRIDGE in order that LIONBRIDGE may take such action as it deems necessary to protect its interests.

5. Non-Solicitation of Clients and Corporate Contacts.

a. Employees. Unless you receive the prior express written consent of LIONBRIDGE, you shall not during the term of your employment and for twelve (12) months after termination of your employment, induce or attempt to induce, directly or by assisting others, any person who is in the employment of LIONBRIDGE to leave such employment for the purpose of accepting other employment with or providing services to a person or entity that provides products or services that are competitive with LIONBRIDGE.

b. Corporate Contacts. Unless you receive the prior express, written consent of LIONBRIDGE, you shall not, during the term of your employment and for twelve (12) months after termination of your employment, for purposes of providing products or services that are competitive with LIONBRIDGE, solicit or attempt to solicit, directly or by assisting others, any work, services, goods, or other business from any of Corporate Contacts (as defined in Paragraph 4) of LIONBRIDGE.

6. Need for and Scope of LIONBRIDGE Protections.

a. Need for LIONBRIDGE Protection. You recognize and acknowledge that: (i) LIONBRIDGE’s Confidential Information is and shall continue to be the exclusive and permanent property of LIONBRIDGE, whether or not prepared in whole or in part by you, and whether or not disclosed or entrusted to you in connection with your duties for LIONBRIDGE; (ii) Confidential Information shall not be deemed disclosed to the public due to its being disclosed to you, to any past, present, or potential employees of LIONBRIDGE or to any Corporate contact; (iii) LIONBRIDGE has a vital and substantial interest in maintaining the confidentiality of its Confidential Information, in maintaining a stable work force, in continuing its relationships with its Corporate Contacts, in remaining in business, and in avoiding or minimizing any disruption of, damage or impairment to, or interference with its business; and (iv) the Confidential Information and Corporate Contacts that you will obtain as a result of your employment with LIONBRIDGE are special and unique to LIONBRIDGE, and any breach by you of any of the terms and covenants of this Agreement will result in irreparable and continuing harm to LIONBRIDGE for which there will be no adequate remedy at law.

b. Scope of LIONBRIDGE Protection. You understand that LIONBRIDGE is a multi-national corporation that does business all over the world. In your employment with LIONBRIDGE, you may perform services in more than one city, county, state or country, and may have access to Confidential Information that pertains not only to the specific area in which you live and/or work but also to other areas in which LIONBRIDGE does business. You agree that LIONBRIDGE protections stated in this Agreement are intended to protect LIONBRIDGE to the fullest extent of the law in all of the geographical areas in which LIONBRIDGE does business or is actively contemplating doing business. You further expressly acknowledge and agree that each of LIONBRIDGE protections stated herein is intended to be as broad as may be permitted under the provisions of applicable law. You further acknowledge and agree that if any of the protections herein are deemed unenforceable, the unenforceability of any one or more LIONBRIDGE protections stated herein (or any portion thereof), shall not affect the enforceability of any other protection (or portion thereof) stated herein.

7. Inventions/Ownership of Intellectual Property.

a. You agree that LIONBRIDGE shall be the sole and exclusive owner of all material, concepts, inventions, improvements and Confidential Information whether patentable or not that you prepare, develop, work on or make (whether alone or jointly with others) during your employment with LIONBRIDGE and for a period of six (6) months thereafter, and of all related rights (including but not limited to copyrights, trademarks and patents) and proceeds. To the extent applicable, all such material, concepts, inventions, improvements and Confidential Information will constitute “works made for hire” under applicable copyright laws with all copyrights in the work owned by LIONBRIDGE. You shall execute all necessary assignments to vest ownership of such materials, concepts, inventions, improvements and confidential information in LIONBRIDGE to obtain applicable copyright, trademark, patent or similar protection in its name.

b. Notice. As provided by RCW 49.44.140 and any other applicable law, you understand that the provisions of this paragraph do not apply to any inventions, materials, concepts or improvements created by you for which no equipment, supplies, facilities or trade secrets information of LIONBRIDGE was used and which was developed entirely on your own time, unless: (i) the invention, material, concept or improvement relates directly to the business of LIONBRIDGE, or to LIONBRIDGE’s actual or demonstrably anticipated research and development:; or (ii) the invention, material, concept or improvement results from any work performed by you for LIONBRIDGE.

c. Attached to this Agreement as Exhibit A is a list and description of all patented and unpatented inventions (including those for which patent applications are pending), which you have made, conceived, or first reduced to practice prior to your employment with LIONBRIDGE, which you desire to remove from the operation of this Agreement. You acknowledge and agree that except for those inventions included on Exhibit A, all other inventions you make, conceive or reduce to practice while employed by LIONBRIDGE, including without limitation, any modifications or improvements to inventions listed on Exhibit A, are subject to the terms of this Agreement. If Exhibit A is blank, then you represent you have made no such inventions at the time of signing this Agreement.

8. LIONBRIDGE Property. All records, files, manuals, lists of clients, forms, materials, supplies, computer programs or other software, computer hardware, tapes, disks or other magnetic media, documents, notes, video or audio tapes or recordings, Confidential Information and other materials furnished to you by LIONBRIDGE, used on its behalf, or generated or obtained during the course of your employment with LIONBRIDGE remain the property of LIONBRIDGE. You understand that you are only a holder of this property for the sole use and benefit of LIONBRIDGE and will take all reasonable precautions to safely keep and preserve such property, except as consumed in the normal business operation of LIONBRIDGE. Upon termination of your employment with LIONBRIDGE, and at any other time upon LIONBRIDGE’s request, you agree to deliver as soon as reasonably possible to LIONBRIDGE, or its authorized representative, all of LIONBRIDGE’s property, including all copies thereof, then in your possession or control. You agree, except for LIONBRIDGE’s use, not to make or cause to be made any copies, duplicates, facsimiles or other reproductions, or abstracts or summaries, of any such materials or objects, or remove any such materials or objects from LIONBRIDGE’s possession. Any personal property of yours acquired prior to your employment with LIONBRIDGE or subsequently purchased at your personal expense for your personal use, remains your property.

9. Disclosure of Prior Restrictions. You understand that LIONBRIDGE is not employing you in order to obtain any information which is the property of any previous employers or any other person or entity for whom you have performed services and represent that you are not currently subject to any restriction which would prevent or limit you from carrying out your duties for LIONBRIDGE. You agree that you will not take any action on behalf of LIONBRIDGE that would violate a prior restriction or agreement to which you are subject, you will notify LIONBRIDGE immediately if any such restriction or situation should arise and you will fulfill all obligations to present or former employers and others during your service to LIONBRIDGE.

10. Resolution of Claims.

a. Both you and we mutually consent to the resolution by arbitration, pursuant to the then current applicable Model Employment or Commercial Arbitration Rules of the American Arbitration Association of all claims or controversies (“Claims”), arising out of or related to this

Agreement and your employment (or termination of employment), that we may have against you or that you may have against us (including any parent, subsidiary, or otherwise affiliated corporation, partnership or other business enterprise and all of its or their officers, directors, assigns, predecessors, subsidiaries, affiliates, employers, employees representatives and agents); including, but not limited to, Claims for wages, other compensation, wrongful termination, other wrongful employment actions, breach of contract, tort, discrimination, benefits, or violation of any federal, state, or governmental law, statute, regulation or ordinance; provided that Claims that you may have for workers’ compensation or unemployment compensation benefits, or any administrative charge of discrimination you may file, and Claims we may have for violations of Paragraph 4-9 of this Agreement shall not be subject to arbitration pursuant to this Paragraph.

b. Either of us may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Both we and you agree that neither shall initiate or prosecute any lawsuit or administrative action in any way related to any Claim covered by this Paragraph.

c. All costs of arbitration shall be borne equally by both parties, except where an arbitrator determines that applicable law requires otherwise to maintain the enforceability of this Paragraph. In such a case, LIONBRIDGE shall have the option of either paying the proportion of the costs designated by the arbitrator or determining that the matter shall be excepted from the provisions of this Paragraph that require arbitration of Claims.

11. Choice of Law. Due to the location of LIONBRIDGE’s corporate headquarters in the State of Massachusetts, the important role played by such corporate office in determining the terms and conditions of employees’ employment and the need for predictability in the employment relationship, you agree that this Agreement and all actions or suits hereunder shall be governed by and construed in accordance with the substantive and procedural laws of the Commonwealth of Massachusetts and this Agreement shall be considered to be a sealed instrument under Massachusetts law. Any claims arising under this Agreement shall be instituted and commenced and venue shall be exclusively in the Agreement shall be instituted and commenced and venue shall be exclusively in the Commonwealth of Massachusetts, or the United States District Court for the District of Massachusetts. You waive the right to change such venue (except for by mutual consent) and hereby consent to the jurisdiction of such courts for such Claims. You waive the right to change such venue (except for by mutual consent) and hereby consent to the jurisdiction of such courts for such Claims.

12. Assignability. You acknowledge that your contractual obligations under this Agreement are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by you to any other person. You understand and agree that this Agreement will bind and benefit any successor, subsidiary, parent or affiliate (collectively “successors”) of LIONBRIDGE, whether by merger, sale of assets, reorganization, reassignment or other form of business acquisition, disposition, reorganization or reassignment.

13. Enforcement of Agreement. You understand that LIONBRIDGE’s failure to insist upon strict compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of that right or power at any other time. If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired and all provisions shall be enforceable to the fullest extent permitted under applicable law.

14. Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation hereof.

15. Entire Agreement. You understand that this Agreement contains your entire Agreement with LIONBRIDGE with regard to the terms and conditions of employment and shall terminate and supersede any prior written or oral Agreements or understandings between LIONBRIDGE and you regarding the same. No waiver, amendment or modification of this Agreement or any portion thereof, including any future representations that are inconsistent with the terms set forth herein, will be valid unless made in writing and duly executed by you and the President and CEO of LIONBRIDGE.

16. Attorney Fees. The prevailing party in any suit or action to enforce this Agreement, or any term hereof, shall be entitled to recover all its costs and expenses incurred in connection with such suit or action, including without limitation reasonable attorney’s fees, and other fees and costs incurred at all levels and proceedings.

17. Survival. Not withstanding any term or provision in this Agreement to the contrary, you understand that the rights and obligations pursuant to this Agreement shall survive the termination of your employment with LIONBRIDGE and shall inure to the benefit of any successor of LIONBRIDGE.

18. Understanding. By signing below, you acknowledge that you have carefully read all of the provisions of this Agreement and agree that they are reasonable and necessary for the protection of LIONBRIDGE’s business, which has agreed to enter into and/or continue an employment relationship with you based on your agreeing to enter into this Agreement. Your further understand that your employment relationship with LIONBRIDGE is at will, and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement with the full understanding of its meaning and significance, voluntarily and free of duress or any other encumbrance.

LIONBRIDGE TECHNOLOGIES, INC.

Satish Maripuri 3/3/04	By	Michele Erwin
(Printed Name of Employee) (Date)	Its	Vice President Human Resources

/s/ Satish Maripuri
(Signature of Employee)

EXHIBIT A

As referenced in Paragraph 7(c) of this Agreement, the following inventions are those which I created prior to my employment with LIONBRIDGE which I desire to remove from the operation of this Agreement:

1.

2.

7